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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AFFINITY GAMING
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 EXPLANATORY NOTE

        In response to oral comments received from the staff of the Division of Corporation Finance (the "Staff") of the Securities Exchange Commission (the "Commission"), Affinity Gaming ("Affinity," the "Company," "we," "us" or "our") is hereby supplementing its definitive proxy statement on Schedule 14A, filed with the Commission on April 18, 2013 (the "Proxy Statement"). This supplement clarifies that the second paragraph at the top of page 16 of the Proxy Statement, where we noted the statements that "Such Stockholders expressed to the Board that they supported the Proposed Nominees and the proposal to increase the size of the Board from five to seven seats. Such Stockholders also expressed their opposition to the nomination of Z Capital's nominees" is in no way intended to mean that there are any formal agreements or arrangements with respect to how any such stockholder will vote at our upcoming Annual Meeting. We value the opinions of our stockholders and while we did have discussions with certain stockholders on how they viewed the competing proposals offered by certain entities affiliated with Z Capital Partners, L.L.C. and by certain entities affiliated with Silver Point Capital, L.P., there is no guarantee as to how any such stockholder will actually vote.

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EXPLANATORY NOTE